Exhibit 10.1

THE INTERIM MANAGEMENT PRACTICE	FTI Palladium Partners 3 Times Square 11th Floor New York, NY 10036 212.247.1010 telephone 212.841.9350 facsimile www.ftipalladiumpartners.com

PRIVATE & CONFIDENTIAL

April 7, 2009

Via E-mail Delivery

Mr. William Menear

Lead Director

Magna Entertainment Corporation

337 Magna Drive

Aurora, Ontario L467K1

Re: Engagement Letter between FTI Consulting, Inc. and Magna Entertainment Corporation

Dear Mr. Menear :

1.             Introduction

This letter confirms that we, FTI Consulting, Inc. (“FTI”), have been retained by you, Magna Entertainment Corporation. (the “Company”), to provide certain financial advisory and consulting services (the “Services”) set out below.  This letter of engagement (the “Engagement”) and the related Standard Terms and Conditions constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.

2.             Scope of Services

The Services, to be performed at your direction, are expected to include the following:

•      Provide the services of Greg Rayburn to serve as the interim Chief Executive Officer (the “CEO”) reporting directly to the Board of Directors. In the capacity of CEO, Greg will enjoy the same full and free access to the Board of Directors and its Committees as other members of the senior management of the Company as specified in the Corporate Governance Guidelines of the Board of Directors and will be granted the right to attend and participate (but not vote) in the meetings of the Company’s Board of Directors, or its Committees, as an observer (it being understood that the Board of Directors of the Company may from time to time meet in “executive session” or otherwise ask that certain or all non-directors not attend such meeting or a portion thereof) (such role referred to as “Board Observer”).

•      To the extent determined by mutual agreement of you and Greg Rayburn, provide the services of other employees of FTI (the “Temporary Employees”) to support

Greg Rayburn in his role and in the accomplishment of the following specific aspects of the Services in coordination with the Company’s senior management and assigned permanent employees:

1.             Discharge the customary duties and responsibilities of the CEO;

2.             Lead the Company’s chapter 11 sale/restructuring process; and

3.             Provide such other services as may be requested by the Company’s Board of Directors in connection with this Engagement.

We currently anticipate that Greg Rayburn will be supported by one Temporary Employee.  We will keep you informed as to our staffing and will not add additional Temporary Employees to the assignment without first obtaining your consent that such additional resources are required and do not duplicate the activities of other employees or professionals.  Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplications with the Company’s other professionals.  Furthermore, we will obtain your consent as to the areas of responsibility being filled by all Temporary Employees and will adjust the staffing levels upwards or downwards.

In addition to these specific services, we understand that, at your request and to the extent appropriate, such Temporary Employees may be asked to participate in meetings and discussions with the Company, its lenders, other constituencies and their respective professionals.

The Services of the Temporary Employees may be performed by FTI or by any subsidiary of FTI, as FTI shall determine.  FTI may also provide Services through its or its subsidiaries’ agents or independent contractors.  References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees.

The Services, as outlined above, are subject to change as mutually agreed between us.

The Company is operating under the protection of the Bankruptcy Code and our retention will be required to be approved by the Bankruptcy Court.  Our role will include serving as CEO and principal bankruptcy advisors to the debtor and debtors in possession in those cases under a general retainer, subject to court approval.  Our role will also encompass planning and negotiations attendant to these tasks.

The services we will provide in connection with the Engagement will encompass all services normally and reasonably associated with this type of engagement that we are requested and are able to provide and that are consistent with our ethical obligations.  With respect to all matters of our Engagement, we will coordinate closely with the Company as to the nature of the services that we will render and the scope of our engagement.

As usual, our Engagement is to represent the Company and not its individual directors, officers, employees or shareholders.  However, we anticipate that in the course of that Engagement, we may provide information or advice to directors, officers or employees in their corporate capacities.

3.             Fees and Cash on Accounts

For services rendered in connection with this assignment, the Company agrees to pay FTI a monthly, non-refundable advisory fee of $165,000 for the services of Greg Rayburn and one additional Temporary Employee.  Payment of such fees is due and payable on the first business day of each month.

In addition to the fixed rate fees, we will earn and be due a completion fee payable on the confirmation of any plan consummated by the company in its bankruptcy proceedings. If FTI services are finalized after 6 months, the completion fee will be $600,000, if the services are finalized after 5 months the completion fee will be $500,000, if the services are finalized  after 4 months the completion fee will be $400,000. In the event the engagement is not concluded within 6 months the completion fee will increase from $600,000 by $100,000 per month but will under no circumstances exceed $1,000,000.

In addition to the fees outlined above, FTI will bill for reasonable allocated and direct expenses which are likely to be incurred on your behalf during this Engagement.  Allocated expenses include the cost of items which are not billed directly to the engagement, including administrative support and other overhead expenses that are not billed through as direct reimbursable expenses, and are calculated at 3.0% of FTI’s advisory fees.  Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as certain telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to the engagement.  Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto; provided that during the term of this Engagement Greg Rayburn will testify or provide evidence as required without further charge beyond the fixed monthly fee.

Cash on Account

Initially, the Company will forward to us the amount of $165,000, which funds will be held “on account” to be applied to our professional fees, charges and disbursements for the Engagement (the “Initial Cash on Account”).  To the extent that this amount exceeds our fees, charges and disbursements upon the completion of the Engagement, we will refund any unused portion.  The Company agrees to increase or supplement the Initial Cash on Account from time to time during the course of the Engagement in such amounts as the Company and we mutually shall agree are reasonably necessary to increase the Initial Cash on Account to a level that will be sufficient to fund Engagement fees, charges, and disbursements to be incurred.

We will send the Company periodic invoices (generally weekly but not less frequently than monthly) for services rendered and charges and disbursements incurred on the basis discussed above, and in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain.  Each invoice constitutes a request for an interim payment against the fee to be determined at the conclusion of our Services.  Upon transmittal of the invoice, we may immediately draw upon the Initial Cash on Account (as replenished from time to time) in the amount of the invoice.  The Company agrees upon submission of each such invoice to promptly wire the invoice amount to us as replenishment of the Initial Cash on Account (together with any supplemental amount to which we and the Company mutually agree), without prejudice to the Company’s right to advise us of any differences it may have with respect to such invoice.  We have the right to apply to any outstanding invoice (including amounts billed prior to the date hereof), up to the remaining balance, if any, of the Initial Cash on Account (as may be supplemented from time to time) at any time subject to (and without prejudice to) the Company’s opportunity to review our statements.

The Company agrees to promptly notify FTI if the Company or any of its subsidiaries or affiliates extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that FTI has earned and is entitled to a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus and equity award, to be paid to FTI’s former principal or employee that the Company or any of it subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

In a case under the Bankruptcy Code, fees and expenses may not be paid without the express prior approval of the bankruptcy court.  The bankruptcy court has established a procedure for the payment of interim fees during the Company’s case that permits payment of interim fees.  We will submit invoices on account against our final fee in accordance with such order.  These interim invoices will be based on the percentage allowed by the bankruptcy court of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our representation.

Post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court.  The Company understands that, while the arrangement in this paragraph may be altered in whole or in part by the bankruptcy court, the Company shall nevertheless remain liable for payment of court approved post-petition fees and expenses.  Such items are afforded administrative priority under 11 U.S.C. § 503(b)(l).  The Bankruptcy Code provides in pertinent part, at 11 U.S.C. § 1l29(a)(9)(A), that a plan cannot be confirmed unless these priority claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment).  It is agreed and understood that the unused portion, if any, of the Initial Cash on Account (as may be supplemented from time to time) and the Additional Cash on Account shall be held by us and applied against the final fee application filed and approved by the court.

4.             Terms and Conditions

The attached Standard Terms and Conditions set forth the duties of each party with respect to the Services. Further, this letter and the Standard Terms and Conditions attached comprise the entire Engagement Contract for the provision of the Services to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

5.             Conflicts of Interest

Based on the list of interested parties (the “Potentially Interested Parties”), provided by you, we have undertaken a limited review of our records to determine FTI’s professional relationships with the Company, the administrative agent and other related parties.  As you may be aware, FTI is regularly retained by the administrative agent and/or other members of your lending group (or law firms retained by the administrative agent or lending group members).  However, such representations are in matters unrelated to this engagement.

We were not made aware of any conflicts of interest or additional relationships that we believe would preclude us from performing the Services.  However, as you know, we are a large consulting firm with numerous offices throughout the United States.  We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties.  We will not knowingly accept an engagement that directly conflicts with this Engagement without your prior written consent.

6.             Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of this Engagement Contract by signing both the confirmation below and the attached Standard Terms and Conditions and returning a copy of each to us at the above address.

If you have any questions regarding this letter or the attached Standard Terms and Conditions, please do not hesitate to contact Greg Rayburn at (336) 407-4857.

Very truly yours,

FTI CONSULTING, INC.

By:	/s/ Greg Rayburn
Greg Rayburn
Senior Managing Director

Attachment — As stated

Confirmation of Terms of Engagement

We agree to engage FTI Consulting, Inc. upon the terms set forth herein and in the attached Standard Terms and Conditions.

Magna Entertainment Corporation

By:	/s/ William Menear
William Menear
Lead Director

Date:	April 14, 2009

FTI CONSULTING, INC.

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement with Accuride Corporation dated April 4, 2009.   The Engagement letter and the Standard Terms and Conditions  (collectively the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.  The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.             Reports and Advice

1.1           Use and purpose of advice and reports — Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.             Information and Assistance

2.1           Provision of information and assistance — Our performance of the Services is dependent upon your providing us with such information and assistance as we may reasonably require from time to time.

2.2           Punctual and accurate information — You shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required.  You shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3           No assurance on financial data — While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof.  Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information.  Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period.  Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4           Prospective financial information - In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information.  There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.  We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.             Additional Services

3.1           Responsibility for other parties — You shall be solely responsible for the work and fees of any other party engaged by you to provide services in connection with the Engagement regardless of whether such party was introduced to you by us.  Except as provided in this Engagement Contract, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters.  Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you, other than our agents or independent contractors engaged to provide Services, without your written authorization.

4.             Confidentiality

4.1           Restrictions on confidential information — Both parties agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, neither party will disclose the other party’s confidential information to any third party without the other party’s consent. Confidential information shall not include information that:

4.1.1        is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

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4.1.2        is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or

4.1.3        is or has been independently developed by the recipient.

4.2           Disclosing confidential information — Notwithstanding Clause 1.1 or 4.1 above, either party will be entitled to disclose confidential information of the other to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other party.

4.3           Citation of engagement — Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4           Internal quality reviews — Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews.

4.5           Maintenance of workpapers — Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies.

5.             Termination

5.1           Termination of Engagement with notice — Either party may terminate the Engagement Contract for whatever reason upon written notice to the other party. Upon receipt of such notice, we will stop all work immediately. You will be responsible for all fees and expenses incurred by us through the date termination notice is received.

5.2           Continuation of terms — The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

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6.             Indemnification and Liability Limitation; Waiver of Jury Trial

6.1           Indemnification - You agree to indemnify and hold harmless FTI and any of its subsidiaries and affiliates, officers, directors, principals, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

6.2           Limitation of liability - You agree that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.  Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

6.3           In addition to the above indemnification, FTI personnel serving as employees of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificate of incorporation, by contract or otherwise.  The Company agrees that it will use its commercially reasonable efforts to obtain Directors and Officers insurance and that should such insurance be obtained, it specifically will include and cover Rayburn (and any other employee of FTI who, at the request of the Board of Directors of the Company, FTI agrees will serve as an officer of the Company) under the Company’s policies for directors’ and officers’ insurance. The Company agrees to also maintain insurance coverage for Rayburn for a period of not less than two (2) years following the date of termination of such FTI employee’s services hereunder. The provisions of this section 7 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, by-laws or other organizational documents or policies shall affect any of Rayburn’s rights hereunder. The obligations of the parties as

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reflected herein shall survive the termination of the Engagement.  The parties intend that an independent contractor relationship will be created by this letter agreement.  As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business.  None of FTI’s employees serving as a Temporary Employee, including Rayburn as CEO of the Company, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits.  FTI will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to the Temporary Employees).

6.4           WAIVER OF JURY TRIAL —TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

7.             Governing Law and Jurisdiction-The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.  The United States District Court for the Southern District of New York and the appropriate Courts of the State of New York sitting in the Borough of Manhattan, City of New York shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

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FTI CONSULTING, INC

Confirmation of Standard Terms and Conditions

We agree to engage FTI Consulting, Inc. upon the terms set forth in these Standard Terms and Conditions as outlined above.

Magna Entertainment Corporation

By:	/s/ William Menear
William Menear
Lead Director

Date:	April 14, 2009

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